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LightPath Technologies, Inc. Announces

First Quarter Fiscal 2006 Financial Results

For Immediate Release

 (November 9, 2005) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM(R) glass products, high-performance fiber-optic collimators and isolators, today announced financial results for its fiscal 2006 first quarter ended September 30, 2005. Sales increased by 11% to $2.70 million compared to the fourth quarter of fiscal 2005 and compared to the same period in the prior year, sales decreased by 8%. Operating expense reductions coupled with margin improvement are the primary drivers of the reduced reported loss compared to the first quarter of fiscal 2005. Our Disclosure Backlog, as defined in our Annual Report on Form 10-K for June 30, 2005, was $2.5 million at September 30, 2005 compared to $4.0 million at the same date in the prior year and $2.6 million at June 30, 2005.

Financial Quick Reference

(In Millions, except for per share data)	Three Months Ended September 30,
Unaudited	2005	2004
Total revenues	$2.70	$2.95
Total costs and expenses	$3.51	$3.02
Net loss	$(0.81)	$(1.58)
Net loss per share	$(0.22)	$(0.49)
Increase\(Decrease) in cash and cash equivalents	$(0.73)	$(0.43)

(In Millions)	September 30, 2005	June 30, 2005
Cash and cash equivalents	$1.73	$2.46

Detailed comments about the first quarter of fiscal 2006: For the quarter ended September 30, 2005, the Company reported total revenues of $2.70 million compared to $2.95 million for the same quarter of the previous fiscal year, a decrease of 8%. Net loss for the quarter was $0.81 million, or $0.22 per share. Our gross margin percentage in the first quarter is moderately higher, at 20.4%, by nearly one point compared to the comparable quarter in the prior year when it was 19.6%. While we are seeing improved margins from lower labor and overhead costs, our efforts to improve margins continue to be a principal focus as demonstrated by our recent announcement regarding the opening of a high volume production facility in China. SG&A expenses were reduced from $1.27 million last year to $1.08 million in this most recent quarter, largely due to reductions in legal, insurance and investor relations expenses. New product development expenses were lower at $0.26 million compared to last year's first quarter when it was $0.30 million. This was the result of lower consumable material and outside service costs, which were partially offset by higher personnel costs, resulting from the hiring of incremental engineering staff. A notable improvement in our statement of operations in the current quarter includes amortization expense for intangible assets of only $35 thousand compared to approximately $466 thousand in the same quarter of the prior year. This was caused by a portion of identifiable intangibles becoming fully amortized in prior quarters. Remaining amortization amounts from our intangible assets that are subject to periodic amortization will continue to be relatively modest at current quarter levels or lower.

Cash Status: For the quarter ended September 30, 2005, net cash declined by $0.73 million vs. a decrease of $0.43 million in the same period of the prior year. The increased cash usage was due to a temporary lag in receivable collections from selected telecom customers and the building of material buffer stocks in our molded optics product line in preparation for higher second quarter sales and the commencement of production in our China operation. We anticipate an improvement in our cash usage throughout the remainder of the year as we implement the balancing of our operations.

Comments: Ken Brizel, President and CEO of LightPath, stated, "As we reported previously, our revenue rebounded from the fourth quarter of fiscal 2005 but is still below the first quarter of fiscal 2005. We are still feeling the cyclic nature of the communications market. The first quarter revenues in fiscal 2005 benefited from a temporary upswing in telecom sales, which proceeded to decline substantially in the second half of fiscal 2005 and into the first quarter of our current fiscal year. We anticipate that our continued attention to developing new markets coupled with the opportunity afforded by our recently announced China operation to compete for higher volume business will keep us on track to achieving an increase in total year-over-year revenues."

Additional information concerning the Company and its products can be found at the Company's website at www.lightpath.com.

Webcast Details:

LightPath will hold an audio webcast at 3:00 p.m. EST on November 10, 2005 to discuss details regarding the company's performance for the first three months of fiscal year 2006. The session may be accessed at http://www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our website.

About LightPath:

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM(R) glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the stock symbol LPTH.

Contacts:	Rob Burrows, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements, which constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

LIGHTPATH TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets
	September 30,	June 30,
Assets	2005	2005
Current assets:
Cash and cash equivalents	$1,733,120	$2,462,540
Trade accounts receivable, net of allowance of $26,500	1,844,559	1,456,612
and $26,500, respectively
Inventories	2,047,806	1,741,494
Prepaid expenses and other assets	188,299	222,430
Total current assets	5,813,784	5,883,075
Property and equipment - net	1,202,192	1,335,612
Intangible assets - net	290,316	325,008
Other assets	65,215	65,214
Total assets	$7,371,507	$7,608,909
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,459,735	$865,960
Accrued liabilities	297,751	387,617
Accrued payroll and benefits	369,614	358,606
Accrued severance and exit costs
Capital lease obligation, current portion	12,901	12,479
Total current liabilities	2,140,001	1,624,662
Capital lease obligation, excluding current portion	50,805	54,193
Stockholders' equity:
Common stock: Class A, $.01 par value, voting;	36,956	36,956
34,500,000 shares authorized; 3,695,644
shares issued and outstanding at September 30, 2005
and June 30, 2005, respectively
Additional paid-in capital	192,410,649	192,426,330
Accumulated deficit	(187,118,635)	(186,311,002)
Unearned compensation	(148,269)	(222,230)
Total stockholders' equity	5,180,701	5,930,054
Total liabilities and stockholders' equity	$7,371,507	$7,608,909

LIGHTPATH TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statement of Operations
	Three months ended
	September 30,
	2005	2004
Product sales, net	$2,702,036	$2,950,306
Cost of sales	2,150,320	2,372,165
Gross margin	551,716	578,141
Operating expenses:
Selling, general and administrative	1,082,563	1,265,603
New product development	255,173	301,717
Amortization of intangibles	34,692	466,170
Gain on sales of assets	(5,654)	(12,097)
Reorganization and relocation expense	--	--
Total operating costs	1,366,774	2,021,393
Operating loss	(815,058)	(1,443,252)
Other income (expense)
Loss on settlement of litigation	-	(70,000)
Investment and other income (expense), net	7,426	(68,852)
Net loss	$(807,632)	$(1,582,104)
Loss per share (basic and diluted)	$(0.22)	$(0.49)
Number of shares used in per share calculation	3,695,644	3,259,206
.